Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release

MasTec Announces Record 2012 Revenue, Net Income and EBITDA

•	Quarterly Revenue up 27% to $932 Million-Organic Growth of 26%

•	Quarterly Continuing Operations Adjusted EPS up 283% to 46 Cents

•	Quarterly Continuing Operations Adjusted EBITDA up 100% to $99 Million

•	Annual Revenue up 32% to $3.7 Billion-Organic Growth of 25%

•	Annual Continuing Operations Adjusted EPS up 55% to $1.50

•	Annual Continuing Operations Adjusted EBITDA up 35% to $332 Million

•	Full year Cash Flow from Operations of $172 Million

Coral Gables, FL (February 28, 2013) — MasTec, Inc. (NYSE: MTZ) today announced record 2012 full year revenue, net income, EBITDA and backlog. This is the third consecutive year of record financial results.

For the year ended December 31, 2012, revenue was $3.7 billion compared to $2.8 billion for 2011, a 32% increase. The 2012 organic, or non-acquisition, revenue growth was 25%. 2012 income from continuing operations before non-controlling interests increased to $117 million compared to $97 million in 2011. 2012 diluted earnings per share from continuing operations increased to $1.42 compared to $1.13 per diluted share in 2011.

2012 adjusted income from continuing operations was $123 million compared to $84 million in the prior year, a 47% increase. 2012 continuing operations adjusted diluted EPS was $1.50, an increase of 55% compared to 2011 continuing operations adjusted diluted EPS of $0.97. 2012 continuing operations adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, was $332 million, an increase of 35% compared to continuing operations adjusted EBITDA of $245 million in 2011. A reconciliation of these and other non-GAAP numbers to GAAP-reported numbers is attached and is included in MasTec’s Annual Report on Form 10-K filed today, and also explained below.

2012 financial results included a $9.6 million pre-tax charge for the legacy Sintel litigation, taking place in Spain, which dates back to 2001. In 2012, MasTec made the decision to sell its small municipal water and sewer business, which has struggled in recent years. MasTec recorded an estimated loss on the sale of the business, wrote off the goodwill related to the business and recorded operating losses in 2012 for the municipal water and sewer business, all of which has been recorded in discontinued operations. Also, during 2012, MasTec sold its DIRECTV retail marketing company, DirectStar TV, LLC, and its results have been recorded in discontinued operations. The impact of the Sintel litigation, the discontinued municipal water and sewer business and the discontinued DIRECTV retail marketing business are excluded from the 2012 continuing operations adjusted non-GAAP results.

2011 financial results included a $29.0 million pre-tax remeasurement gain related to MasTec’s 2010 initial 33% equity investment in EC Source, an electrical transmission company. In addition, the 2011 financial results included a $6.4 million pre-tax charge related to the estimated liability associated with MasTec’s withdrawal from the Teamster Central States Pension Fund. The impact of the remeasurement gain, the pension withdrawal charge and the results from the discontinued operations described above are excluded from the 2011 continuing operations adjusted non-GAAP results.

Revenue for the quarter ended December 31, 2012 was $932 million compared to revenue of $732 million in the fourth quarter of 2011, an increase of 27%. The fourth quarter organic, or non-acquisition, revenue growth was 26%. Fourth quarter 2012 income from continuing operations before non-controlling interests was $38 million compared to $7 million in 2011. Fourth quarter 2012 diluted earnings per share from continuing operations were $0.46 compared to $0.08 in 2011.

Fourth quarter 2012 adjusted income from continuing operations before non-controlling interests increased to $38 million compared to $11 million in 2011, an increase of 256%. Fourth quarter 2012 continuing operations diluted earnings per share was $0.46 compared to $0.12 in 2011, an increase of 283%. Fourth quarter 2012 continuing operations adjusted EBITDA was $99 million compared to $50 million for the prior year period, roughly double the prior year. A reconciliation of these and other non-GAAP numbers to GAAP-reported numbers is attached and also included in the 2012 Form 10-K.

For the year ended December 31, 2012, net cash provided by operating activities was $172 million compared to $6 million for the prior year. MasTec liquidity of $372 million remained strong during 2012 despite high growth, stock repurchases and three acquisitions that were made in December. Liquidity is defined as unrestricted cash plus availability under the Company’s credit facility.

The Company continues to show strong project bookings. MasTec’s 18-month backlog from continuing operations increased 10% to $3.4 billion, compared with $3.1 billion at the end of 2011.

Jose R. Mas, MasTec’s Chief Executive Officer, commented, “2012 was an excellent, record-breaking year for MasTec and its stakeholders. We believe that it was validation of our long-term strategic plan and current market positioning. The business mix that we have developed over the last five years combines enormous stability with a wide range of growth opportunities. We are starting the year with record levels of backlog and we are well positioned in growing markets, especially oil & gas, electrical transmission and wireless.”

Bob Campbell, MasTec’s Executive Vice President and Chief Financial Officer noted, “We currently believe that we should have high levels of growth in oil and gas and electrical transmission for the next few years. As our confidence level regarding sustainable growth in these capital-intensive markets has risen, we have increased our investment in equipment to support our anticipated growth. We currently expect that MasTec’s capital expenditures, and the related depreciation, will increase in order to take full advantage of the opportunities for which we now have improved visibility. MasTec’s capital expenditures for 2013 are currently estimated at $100 million compared to $80 million in 2012. Included in our 2013 guidance is an increase of approximately $30 million of depreciation expense over 2012. MasTec’s cash flows, liquidity and capital structure should comfortably support our anticipated growth.”

Today, the Company is issuing both first quarter and full year 2013 guidance. The Company currently projects 2013 revenue of approximately $3.9 billion to $4.0 billion. Continuing operations EBITDA for 2013 is estimated to be $410 million to $420 million with continuing operations diluted earnings per share of approximately $1.78 to $1.83.

For the first quarter of 2013, the Company expects revenue of approximately $850 million. First quarter 2013 continuing operations EBITDA is estimated to be $72 million with continuing operations diluted earnings per share of approximately $0.24.

The guidance above excludes the financial impact of any potential refinancing of the Company’s indebtedness.

The following tables set forth the financial results for the periods ended December 31, 2012 and 2011:

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31,		Three Months Ended December 31,
	2012	2011	2012	2011
Revenue	$3,726,789	$2,831,292	$932,358	$731,618
Costs of revenue, excluding depreciation & amortization	3,239,195	2,459,746	794,139	653,750
Depreciation and amortization	91,958	74,151	26,834	21,382
General and administrative expenses	157,524	132,594	39,332	34,856
Interest expense, net	37,376	34,466	9,492	9,264
Gain on remeasurement of equity interest of acquiree	—	(29,041)	—	—
Other expense (income), net	8,017	96	27	(65)

Income from continuing operations before provision for income taxes	192,719	159,280	62,533	12,432
Provision for income taxes	(76,080)	(61,824)	(24,851)	(5,450)

Income from continuing operations before non-controlling interests	116,639	97,456	37,683	6,982
(Loss) income from discontinued operations including impairment charges and loss on disposal, net of tax, for the year ended December 31, 2012	(9,223)	8,516	(1,343)	1,578

Net Income	107,416	105,972	36,340	8,560
(Net loss) income attributable to non-controlling interests	(10)	(29)	(1)	1

Net income attributable to MasTec	$107,426	$106,001	$36,340	$8,559

Basic earnings (loss) per share:
Continuing operations	$1.49	$1.19	$0.50	$0.08
Discontinued operations	(0.12)	0.10	(0.02)	0.02

Total basic earnings per share	$1.37	$1.29	$0.48	$0.10

Basic weighted average common shares outstanding	78,275	82,182	76,087	82,777

Diluted earnings (loss) per share:
Continuing operations	$1.42	$1.13	$0.46	$0.08
Discontinued operations	(0.11)	0.10	(0.02)	0.02

Total diluted earnings per share	$1.31	$1.23	$0.45	$0.10

Diluted weighted average common shares outstanding	82,087	86,716	81,835	85,185

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2012	2011
Assets
Current assets	$1,028,477	$798,196
Current assets of discontinued operations	18,591	30,608
Property and equipment, net	350,355	263,007
Goodwill and other intangibles, net	957,441	825,467
Available for sale-auction rate securities	14,408	13,565
Other assets	31,014	42,167
Long-term assets of discontinued operations	7,648	121,695

Total assets	$2,407,934	$2,094,705

Liabilities and Shareholders’ Equity
Current liabilities	$701,133	$563,171
Current liabilities of discontinued operations	4,569	29,274
Acquisition-related contingent consideration	135,712	75,925
Deferred tax liabilities, net	119,388	122,614
Long-term debt	546,323	460,690
Other liabilities	38,874	31,824
Shareholders’ equity	861,935	811,207

Total liabilities and shareholders’ equity	$2,407,934	$2,094,705

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2012	2011
Net cash provided by operating activities	$172,135	$5,826
Net cash used in investing activities	(127,995)	(146,562)
Net cash used in financing activities	(37,744)	(16,789)

Net increase (decrease) in cash and cash equivalents	6,396	(157,525)
Net effect of currency translation on cash	91	201
Cash and cash equivalents-beginning of period	20,280	177,604

Cash and cash equivalents-end of period	$26,767	$20,280

Cash and cash equivalents of discontinued operations	385	12,874

Cash and cash equivalents of continuing operations	26,382	7,406

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions, except for percentages and per share amounts)

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended December 31, 2012		Three Months Ended December 31, 2011
	Total	Percent of Revenue	Total	Percent of Revenue
Income from continuing operations before non-controlling interests	$37.7	4.0%	$7.0	1.0%
Interest expense, net-continuing operations	9.5	1.0%	9.3	1.3%
Provision for income taxes-continuing operations	24.9	2.7%	5.4	0.7%
Depreciation and amortization-continuing operations	26.8	2.9%	21.4	2.9%

EBITDA and margin-continuing operations	$98.9	10.6%	$43.1	5.9%
Multi-employer pension plan withdrawal charge	—	—	6.4	0.9%

Adjusted EBITDA and margin-continuing operations	$98.9	10.6%	$49.5	6.8%

EBITDA and Adjusted EBITDA Reconciliation

	Year Ended		Year Ended
	December 31, 2012		December 31, 2011
	Total	Percent of Revenue	Total	Percent of Revenue
Income from continuing operations before non-controlling interests	$116.6	3.1%	$97.5	3.4%
Interest expense, net-continuing operations	37.4	1.0%	34.5	1.2%
Provision for income taxes-continuing operations	76.1	2.0%	61.8	2.2%
Depreciation and amortization-continuing operations	92.0	2.5%	74.2	2.6%

EBITDA and margin-continuing operations	$322.1	8.6%	$267.9	9.5%
Legal settlement reserve	9.6	0.3%	—	—
Gain from remeasurement of equity interest in acquiree	—	—	(29.0)	(1.0%)
Multi-employer pension plan withdrawal charge	—	—	6.4	0.2%

Adjusted EBITDA and margin-continuing operations	$331.7	8.9%	$245.3	8.7%

Adjusted Net Income and Earnings per Share Reconciliations

	Three Months December 31,
	2012	2011
Adjusted Net Income Reconciliation
Income from continuing operations before non-controlling interests	$37.7	$7.0
Multi-employer pension plan withdrawal charge, net of tax	—	3.6

Adjusted income from continuing operations	$37.7	$10.6

(Loss) income from discontinued operations	(1.3)	1.6

Adjusted net income	$36.3	$12.2

Adjusted EPS Reconciliation
Diluted earnings per share-continuing operations	$0.46	$0.08
Multi-employer pension plan withdrawal charge, net of tax	—	0.04

Adjusted diluted earnings per share from continuing operations	$0.46	$0.12

Diluted (loss) earnings per share-discontinued operations	(0.02)	0.02

Adjusted diluted earnings per share	$0.45	$0.14

Adjusted Net Income and Earnings per Share Reconciliations

	Year Ended December 31,
	2012	2011
Adjusted Net Income Reconciliation
Income from continuing operations before non-controlling interests	$116.6	$97.5
Legal settlement reserve, net of tax	5.8	—
Gain from remeasurement of equity interest in acquiree, net of tax	—	(17.8)
Multi-employer pension plan withdrawal charge, net of tax	—	3.9

Adjusted income from continuing operations	$122.5	$83.6

(Loss) income from discontinued operations	(9.2)	8.5

Adjusted Net Income	$113.3	$92.2

Adjusted EPS Reconciliation
Diluted earnings per share-continuing operations	$1.42	$1.13
Legal settlement reserve, net of tax	0.07	—
Gain from remeasurement of equity interest in acquiree, net of tax	—	(0.20)
Multi-employer pension plan withdrawal charge, net of tax	—	0.05

Adjusted diluted earnings per share from continuing operations	$1.50	$0.97

Diluted (loss) earnings per share from discontinued operations	(0.11)	0.10

Adjusted diluted earnings per share	$1.38	$1.07

Guidance and Adjusted EBITDA Reconciliation

	Years Ended
	2013 Est.	2012	2011
Income from continuing operations before non-controlling interests	$151-155	$116.6	$97.5
Interest expense, net-continuing operations	37-38	37.4	34.5
Provision for income taxes-continuing operations	96-99	76.1	61.8
Depreciation and amortization-continuing operations	126-128	92.0	74.2

EBITDA-continuing operations	$410-420	$322.1	$267.9
EBITDA margin-continuing operations	10.5%	8.6%	9.5%
Legal settlement reserve	—	9.6	—
Gain from remeasurement of equity interest in acquiree	—	—	(29.0)
Multi-employer pension plan withdrawal charge	—	—	6.4

Adjusted EBITDA-continuing operations	$410-420	$331.7	$245.3

Adjusted EBITDA margin-continuing operations	10.5%	8.9%	8.7%

Guidance, Adjusted Net Income and EPS Reconciliations

	Years Ended
	2013 Est.	2012	2011
Adjusted Net Income Reconciliation
Income from continuing operations before non-controlling interests	$151-155	$116.6	$97.5
Legal settlement reserve, net of tax	—	5.8	—
Gain from remeasurement of equity interest in acquiree, net of tax	—	—	(17.8)
Multi-employer pension plan withdrawal charge, net of tax	—	—	3.9

Adjusted income from continuing operations	$151-155	$122.5	$83.6

Adjusted EPS Reconciliation
Diluted earnings per share-continuing operations	$1.78-1.83	$1.42	$1.13
Legal settlement reserve, net of tax	—	0.07	—
Gain from remeasurement of equity interest in acquiree, net of tax	—	—	(0.20)
Multi-employer pension plan withdrawal charge, net of tax	—	—	0.05

Adjusted diluted earnings per share from continuing operations	$1.78-1.83	$1.50	$0.97

Guidance and EBITDA Reconciliation

	Guidance for Three Months Ended		Three Months Ended
	March 31, 2013		March 31, 2012
	Total	Percent of Revenue	Total	Percent of Revenue
Income from continuing operations before non-controlling interests	$20	2.4%	$11.7	1.6%
Interest expense, net-continuing operations	9	1.1%	9.0	1.2%
Provision for income taxes-continuing operations	13	1.5%	7.8	1.1%
Depreciation and amortization-continuing operations	30	3.5%	20.7	2.8%

EBITDA and margin-continuing operations	$72	8.5%	$49.2	6.7%

Tables may contain differences due to rounding.

The Company’s senior Management will also hold a conference call to discuss these results on Friday, March 1, 2013 at 9:00 a.m. Eastern time. The call-in number for the conference call is (913) 905-3226 and the replay number is (719) 457-0820, with a pass code of 3509433. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investors section of the Company’s website at www.mastec.com.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. Our primary activities include, but are not limited to, the engineering, building, installation, maintenance and upgrade of energy, utility and communications infrastructure, including: electrical utility transmission and distribution, power generation, natural gas and petroleum pipeline infrastructure, wireless, wireline and satellite communications, wind farms, solar farms and other renewable energy infrastructure and industrial infrastructure. MasTec’s customers are primarily in these industries. The Company’s corporate website is located at www.mastec.com. Jose Mas, CEO of MasTec, has led the Company since April of 2007.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state tax legislation and other regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; fluctuations in foreign currencies; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding and withdrawal liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.